UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

CHINA PROPERTIES DEVELOPMENTS INC.
(Name of Registrant As Specified In Charter)

______________________________

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CHINA PROPERTIES DEVELOPMENTS, INC.
89 Chang’an Middle Rd.
Yangming International Tower, Flrs. 26/27
Xi’an, China  710061

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON March 22, 2010

To the Stockholders:

PLEASE TAKE NOTICE that a Special Meeting of Stockholders (the “Special Meeting”) of China Properties Developments, Inc. (the “Company”) will be held on March 22, 2010, at 10:00 a.m., local time, at 30A Vreeland Road, Suite 230, Florham Park, New Jersey 07932, for the following purposes:

1.           To authorize an amendment to the Company’s Articles of Incorporation (the “Articles of Incorporation”) to effect a one-for-four stock split;

2.           To authorize an amendment to the Articles of Incorporation to provide that except as otherwise provided under the Colorado Business Corporations Act (the “CBCA”), any action required or permitted under the CBCA to be taken at a stockholders’ meeting may be taken by the written consent of the stockholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting;

3.           To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

The close of business on March 7, 2010 has been fixed as the record date for determining stockholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof.

Your attention is called to the information statement on the following pages.  We hope that you will attend the Special Meeting.

By Order of the Board of Directors,

/s/ Ping’an Wu
President and Chief Executive Officer

Xi’an, China
February 24, 2010

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

CHINA PROPERTIES DEVELOPMENTS, INC.
89 Chang’an Middle Rd.
Yangming International Tower, Flrs. 26/27
Xi’an, China  710061

INFORMATION STATEMENT
(Definitive)
February 24, 2010

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON March 22, 2010
INTRODUCTION

This Information Statement is being furnished to stockholders of China Properties Developments, Inc., a Colorado corporation (the “Company”), in connection with a Special Meeting of Stockholders of the Company to be held on March 22, 2010, at 10:00 a.m., local time, at 30A Vreeland Road, Suite 230, Florham Park, New Jersey 07932, and at any adjournment thereof (the “Special Meeting”).  This Information Statement is first being mailed to stockholders on or about March 9, 2010.

The Board of Directors (the “Board”) has fixed the close of business on March 7, 2010 as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Special Meeting (the “Record Date”).  Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Special Meeting.  On the Record Date, the Company had outstanding approximately 19,260,825 shares of Common Stock, no par value per share (the “Common Stock”) which are the only outstanding voting securities of the Company.  On all matters, each share of Common Stock is entitled to one vote.

The holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Special Meeting.   Approval to amend the Company’s Articles of Incorporation (the “Articles of Incorporation”) to (i) effect a one-for–four reverse stock split of the Common Stock; and (ii) provide that except as otherwise provided under the Colorado Business Corporations Act (the “CBCA”), any action required or permitted under the CBCA to be taken at a stockholder’s meeting may be taken by the written consent of the stockholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, will require the affirmative vote of a majority of all outstanding shares of Common Stock entitled to vote.

Certain stockholders of the Company holding 8,112,000 shares of the Common Stock, representing approximately 42.1% of the total issued and outstanding shares of Common Stock have advised the Company that they intend to vote in favor of proposals 1 and 2 set forth above.  Consequently, the proposals will likely be approved at the Special Meeting.  No dissenters’ rights under the CBCA are afforded to the Company’s stockholders as a result of the adoption of these resolutions.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of the Record Date, certain information with regard to the record and beneficial ownership of the Company’s Common Stock by (i) each stockholder owning of record or beneficially 5% or more of the Company’s Common Stock, (ii) each director of the Company, (iii) the Company’s Chief Executive Officer and other executive officers, if any, of the Company whose annual base salary and bonus compensation was in excess of $100,000 (the “named executive officers”), and (iv) all officers and directors of the Company as a group:

 WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

	Amount and Nature	Percent
Name of Beneficial Owner	of Beneficial Ownership	of Class

Ping’an Wu*	2,712,000	14.1%
Shuo (Steven) Lou*	300,000	1.5%
Yingming Wang*	300,000	1.5%
Xingguo Wang*	200,000	1.0%
Rong Wu*	1,533,000	8.0%
Lin Wu*	1,534,000	8.0%
Zhendong Wu*	1,533,000	8.0%

All Executive Officers and
Directors as a Group (7 persons)	8,112,000	42.1%
* The address for each is 89 Chang’an Middle Road, Yangming International Tower, 26 and 27th floors, Xi’an, China.

PROPOSED REVERSE STOCK SPLIT

Proposal 1
Overview

The Board has unanimously approved an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of all outstanding shares of the Company’s Common Stock at an exchange ratio of one-for-four.  If the stockholders approve this proposal, the reverse stock split will become effective upon the filing of an amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Colorado.

As a result of the one-for-four reverse stock split, each four shares of outstanding Common Stock will represent one new share of Common Stock.  Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The principal effects of the reverse stock split will be that: (i) the number of shares of Common Stock issued and outstanding will be reduced from approximately 19,260,825 million shares to approximately 4,815,156 million shares; and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding  options and warrants to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the reverse stock split will be approximately equal.  Currently, the Company is authorized to issue up to a total of 100,000,000 shares of Common Stock and 50,000,000 Preferred Stock. This amendment will not change the number of total authorized shares of our capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock will remain at 100,000,000 shares of Common Stock, no par value per share and 50,000,000 Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock").

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock.  Because of the trading volatility often associated with low-

priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  It should be noted that the liquidity of the Common Stock may be adversely affected by the reverse split given the reduced number of shares that would be outstanding after the reverse stock split.  The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the reverse stock split is in the best interests of the Company and its stockholders.

Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of the Common Stock (the aggregate value of all the Company's Common Stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Company's Common Stock following the reverse stock split will either equal or exceed the current per share market price.

There can be no assurance that the reverse stock split will increase the market price of our Common Stock or that any increase will be proportional to the reverse-split ratio. For example, using a $1.00 per share closing price of our Common Stock there can be no assurance that the post-split market price of our Common Stock would be $4.00 or greater. Accordingly, the total market capitalization of our Common Stock immediately after the reverse stock split or at any time thereafter could be lower than the total market capitalization before the reverse stock split.

The percentage decline in the market price of our Common Stock after the reverse stock split might be greater than it would have been in the absence of a reverse stock split, and the liquidity of our Common Stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected, and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock, however, will reflect our performance, as well as other factors unrelated to the number of shares outstanding. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. Reducing the amount of shares available for trading can reduce the shares' liquidity, although the board of directors expects that this effect would not occur in this particular case.

Any increased per-share stock price resulting from the reverse stock split might not make our shares more attractive to investors, so the reverse stock split might not improve the trading liquidity of our Common Stock.

Although the Board believes that a higher stock price might help generate increased investor interest in our shares, there can be no assurance of such an outcome, so greater trading in our stock, and the increased liquidity in the market for our stock that we hope greater trading will engender, might not materialize.

Effects of the Proposed Amendment

Upon the effectiveness of the reverse stock split, each stockholder will own a reduced number of shares of the Common Stock.  However, the reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests, except to the extent that the reverse split results in any of the stockholders owning a fractional share as described below.  The number of stockholders of record will also not be affected by the reverse stock split.

Although the reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Common Stock will not be reduced.  This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.  The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Articles of Incorporation or bylaws.   For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company.  However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to our Articles of Incorporation, except for those proposed in this information statement.  The Board does not currently contemplate recommending the adoption of any other amendments to our Articles of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company.

Exchange of Certificate and Elimination of Fractional Share Interests

Upon the effectiveness of the reverse stock split, each four shares of our Common Stock will automatically be changed into one share of Common Stock.  Stockholders will not be required to exchange their certificates representing shares of Common Stock held prior to the reverse stock split for new certificates representing shares of Common Stock.  Therefore, it is not necessary for you to send us your stock certificates.

The Company will not issue any fractional share interests as a result of the reverse stock split.  Instead, all fractional shares will be rounded up, so that a holder of pre-split shares will receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share.  No cash payment would be made to reduce or eliminate any fractional share interest. The result of this “rounding-up” process will increase slightly the holdings of those stockholders who currently hold a number of pre-split shares that would otherwise result in a fractional share after consummating the reverse stock split.

Federal Income Tax Consequences

The following summary of certain material federal income tax consequences of the reverse stock split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only.  Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the United States federal income tax laws as of the date of this Information Statement.  Such laws are subject to change retroactively as well as prospectively.  This summary also assumes that the shares of Common Stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.

EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder as a result of the reverse stock split; provided, however, any whole shares received in lieu of fractional shares may result in a taxable gain or loss.  The aggregate tax basis of the shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the shares exchanged.  The stockholder’s holding period for the shares received in the reverse stock split will include the period during which the stockholder held the shares surrendered as a result of the reverse stock split.  The Company’s views regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.  The state, local and foreign tax consequences of the reverse stock split may vary significantly as to each stockholder, depending on the jurisdiction in which such stockholder resides.

Text of Amendment

If the reverse stock split is approved by the stockholders, the Articles of Incorporation shall be amended by inserting the following three new paragraphs to the Articles of Incorporation:

“Upon the filing of this amendment with the office of the Secretary of State of the State of Colorado (the “Effective Date”), each four shares of Common Stock then issued, which are the only voting securities of the Corporation issued and outstanding, shall be automatically reclassified into one share of Common Stock.  No fractional interests in shares shall be issued, nor shall any shareholder be entitled to any cash compensation for any fractional interests after such reclassification.  Instead, fractional share interests created as a result of this amendment shall be rounded up to the next whole number of shares by the Corporation.

From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law.

From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged, and shall remain at no par value per share.”

APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
TO PROVIDE FOR ACTION BY THE WRITTEN CONSENT OF THE STOCKHOLDERS HOLDING
SHARES HAVING NOT LESS THAN THE MINIMUM NUMBER OF VOTES THAT WOULD BE
NECESSARY TO AUTHORIZE OR TAKE SUCH ACTION AT A MEETING

Proposal 2

In April 2005, the CBCA was amended to provide for actions by less than unanimous consent of stockholders without a meeting.  Under Section 7-107-104 of the CBCA, as amended, if expressly provided for in the articles of incorporation of a company, the stockholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all of the shares entitled to vote thereon were present and voted may consent to such action in writing without the need to hold a meeting.  This change to the CBCA, which permits stockholder action by less than unanimous written consent, brought Colorado in-line with a majority of the jurisdictions of organization of most companies which are public, effectively streamlining the corporate governance process and eliminating the need to incur the unnecessary expense associated with convening special meetings of stockholders.

The Company’s Articles of Incorporation currently do not allow for action by written consent by less than all stockholders entitled to vote on matters requiring their approval.  In March 2010, the Company’s Board adopted a resolution, subject to stockholder approval, to amend its Articles of Incorporation to provide that stockholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all of the shares entitled to vote thereon were present and voted may consent to such action in writing as permitted by Section 7-107-104 of the CBCA, as amended.

The Company’s Board believes (i) that since the corporate laws of a majority of the jurisdictions of organization of most companies which are public already allow for action by written consent by less than all stockholders, it is generally viewed as streamlining the corporate governance process, and (ii) it eliminates unnecessary costs and delays associated with holding a stockholders meeting, it is in the Company’s best interest to amend its charter to allow for action to be taken by stockholders by written consent without requiring the written consent of all stockholders entitled to vote thereon.

Text of Amendment

If this proposal is approved by the stockholders, the Articles of Incorporation shall be amended by inserting the following three new paragraphs to the Articles of Incorporation:

“Upon the filing of this amendment with the office of the Secretary of State of the State of Colorado (the “Effective Date”):

From and after the Effective Date any action required to be taken at a stockholders’ meeting may be taken without a meeting by the written consent of stockholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present.”

MISCELLANEOUS INFORMATION

Interest of Certain Persons In or In Opposition to Matters to Be Acted Upon

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend the Articles of Incorporation and take all other proposed actions which is not shared by all other holders of the Company’s Common Stock.

Other Matters

The Board knows of no other business to be presented at the Special Meeting.

By Order of the Board of Directors,

/s/ Ping’an Wu

Ping’an Wu
President and Chief Executive Officer

Dated:	February 24, 2010
Xi’an, China

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.